Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Stock Split and Increase in Quarterly Cash Dividend

ATLANTA, October 27, 2010 -- RPC, Inc. (NYSE: RES) announced today that its Board of Directors has approved a three-for-two split of the Company's outstanding common stock.  The split will be effected by issuing one additional share of common stock for every two shares of common stock held.  The additional share of common stock will be distributed on December 10, 2010 to holders of record at the close of business on November 10, 2010.  No fractional shares will be issued.  Fractional share amounts resulting from the split will be paid to stockholders in cash.

RPC also announced that its Board of Directors declared a 16.7 percent increase in the regular quarterly cash dividend from $0.06 per share to $0.07 per share payable December 10, 2010 to common stockholders of record at the close of business on November 10, 2010.  The dividend will be paid on pre-split shares.

Richard A. Hubbell, RPC's Chief Executive Officer, stated, "This is the fifth split in RPC's history; we believe that this will reward our current stockholders and enhance the investment appeal of our common stock."

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net